Exhibit 14.1

As amended May 12, 2005

Adelphia Communications Corporation
Code of Business Conduct and Ethics

Adelphia Communications Corporation (“Adelphia” or the “Company”) is committed to honesty and the highest standards of business ethics and employee conduct.  Conducting our business with absolute integrity is a fundamental duty to our customers, to our suppliers and to all of our stakeholders.  Our business practices must not only comply with the letter of the law, but also the spirit of the law.  All personnel employed by Adelphia as employees, officers or board members (“Employees”) must accept personal responsibility for compliance with Adelphia’s Code of Business Conduct and Ethics (“Code”) and strive for the highest ethical standards, not just the minimum required to meet legal or procedural requirements.

This Code has been adopted by Adelphia’s Board of Directors and summarizes the minimum, baseline standards that must be adhered to and implemented by all Employees.  Each Adelphia Employee must read this Code and develop a working-knowledge of the laws and regulations that affect his or her job.  The Company reserves the right to periodically require Employees to certify to the Company that they have complied with all requirements of this Code.

Employees should not hesitate to ask their supervisors and/or the Corporate Governance Officer for clarification or advice concerning this Code.  Employees may also contact Adelphia’s Corporate Governance Officer for assistance concerning any issue related to this Code or to report possible violations.

If you have any questions or concerns regarding illegal or unethical acts or violations of this Code, check with your supervisor or with Adelphia’s Corporate Governance Officer using any of the contacts set forth in Section 20 of this Code unless another contact is specifically designated in this Code.

1.             Accurate Company Records

Adelphia is committed to full, fair and accurate disclosure to investors and in all public communications.  The integrity of Adelphia’s accounting, books and records is essential.  To meet this goal, all business records and communications must be clear, truthful and accurate.  Adelphia requires honest and accurate reporting and recording of information in order to make responsible business decisions.  This includes such data as quality, safety and personnel records, as well as all financial records.  Misrepresenting facts or falsifying Company records is a serious offense and will result in loss of employment and/or prosecution by appropriate authorities.

All transactions and events between Adelphia and individuals or organizations must be promptly and accurately entered in Adelphia’s books and records in accordance with applicable laws and regulations as well as generally accepted accounting principles.  Recording information in a timely and accurate manner protects Company resources and also meets the expectations of those people, including customers, investors and suppliers, who rely on the accuracy of the Company’s books, records and written communications.  No false, misleading or artificial entries may be made by any Employee.  When a payment is made, it can only be used for the purpose identified in the supporting document.  Unrecorded or “off-the-books” funds or assets should never be kept for any purpose.

No Employee shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in performing an audit or review of Adelphia’s financial statements.  No Employee shall make, directly or indirectly, any materially false or misleading statements or omit to state any material fact necessary in order to make statements made not misleading to an accountant in connection with any audit or examination of Adelphia’s financial statements.

2.             Compliance with Laws

All Adelphia Employees are required to comply with all applicable laws and regulations wherever Adelphia does business.  Each Adelphia Employee must develop a working knowledge of the laws and regulations that affect his or her job, including, but not limited to health and safety regulations and environmental laws.  Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law.  Employees who have any questions or concerns about the legality of an action are responsible for checking with a supervisor, the Legal Department or the Corporate Governance Officer.

3.             Trading on Material, Nonpublic Information

Trading based upon material, nonpublic information, or tipping others regarding such information, is both unethical and illegal.  Material, nonpublic information is any information about a company (such as Adelphia, its suppliers or customers) that has not reached the marketplace and is likely to be considered important by an investor in deciding whether to trade.  The term “trading” covers all debt or equity transactions (e.g., purchases, sales or donations) and includes transactions in Company plans such as the Adelphia 401(k) Employee Savings Plan.  The Company has an Insider Trading Policy that identifies the rules in greater detail for all Adelphia Employees.  Employees who violate the Insider Trading Policy are subject to immediate dismissal and prosecution.  A copy of the Insider Trading Policy is available on the Company’s internal website, Adelphia Insite.  Questions regarding the Insider Trading Policy should be directed to the Company’s General Counsel.

4.             Government Inquiries and Investigations

Adelphia Employees are expected to fully cooperate with reasonable requests for information from government agencies and regulatory bodies.  This could include requests by telephone, in writing or in person from a representative of a federal, state or local regulatory or law enforcement agency.  Employees who receive such a request must consult with the Legal Department before responding to any non-routine requests.  All information provided to any government agency must be truthful and accurate and no Adelphia Employee shall ever alter or destroy documents or records in response to an investigation or other lawful request.

5.             Records Retention

The proper retention and disposal of records is vital to our business.  Our Record Retention Policy is designed to ensure Adelphia’s compliance with relevant federal and state document retention laws and regulations and provide a uniform method for preservation of important Company records.  All Company records are Adelphia’s property and must be maintained pursuant to the Record Retention Policy.  Each Employee is required to protect records against unauthorized disclosure, modification, compromise or disposal.  Adelphia’s retention requirements take account of applicable legal requirements. These retention requirements apply to all Company documents, including e-mail and other electronic records.  You must never, under any circumstances, dispose of a document that you believe may be involved in litigation or governmental investigation or inquiry without the prior approval of the Corporate Governance Officer.  Failing to comply with Company policy and these regulations, even innocently, can have serious legal repercussions.  If you ever have a question as to whether you should keep a document or dispose of it, consult the Company’s Record Retention Policy.  You can also contact your supervisor, the Legal Department or the Corporate Governance Officer for assistance.  Employees are required to adhere to our record retention and disposal requirements at all times.

6.             Confidential Information

Adelphia Employees often learn confidential or proprietary information about the Company.  Except in connection with the performance of their duties, Employees are prohibited from disclosing or using confidential or proprietary information, either during or after employment, without Company authorization to do so.

Adelphia Employees also work with proprietary data of customers, suppliers and joint venture partners. This is an important trust and must be discharged with the greatest care for the Company to merit the continued confidence of its customers, suppliers and joint venture partners.

No Employee shall disclose any confidential or proprietary information to non-employees without Company authorization, nor shall any Employee disclose such information to other Adelphia Employees except on a need-to-know basis.

Confidential information may include, but is not limited to, trade secrets, Employee records, medical records, technical and financial data, business plans and proposals, sales forecasts, marketing strategies, client and customer lists, pricing or pricing strategies, construction plans, vendor supply data, new business leads, and information about research and development.  All Employees are to respect trade secrets, copyrights, trademarks and patent rights of others.  Unauthorized duplication of copyrighted material (printed or electronic), copyrighted computer software, or recorded materials may violate copyright laws and is prohibited.

Each Adelphia Employee is responsible for safeguarding all confidential information under his or her control.  This includes protecting confidential records and documents.  Confidential information should not be left out where it can be easily read, accessed or taken by others.  Adelphia Employees must exercise caution when discussing Company business in public places, like in restaurants or on airplanes, where conversations can be overheard.  Improper disclosure or receipt of confidential information can expose individual Employees and the Company to legal liabilities and the loss of intellectual property rights.  Improper use of confidential or proprietary information is unacceptable and may lead to disciplinary action by the Company.

7.             Communications with the Public

Adelphia’s communications with the public and filings with the United States Securities and Exchange Commission and other governmental authorities must always be full, fair, accurate, timely and understandable and in compliance with the law.  To help ensure these goals, and to ensure professional and consistent handling, all news media, securities analyst and investor inquiries received by Employees, either directly or through another person, shall be answered by an authorized Company representative.  Employees must not provide answers without consulting an appropriate Company representative.  Employees must obtain the name of the person making the inquiry and immediately notify Adelphia’s Corporate Communications Department, Legal Department or Corporate Governance Officer for assistance with finding the appropriate Company contact to properly respond to the inquiry.

Adelphia Employees are prohibited from using Company letterhead or Company e-mail to express a personal view in a public forum, such as a letter to the newspaper.  In addition, in community, professional and cultural activities, each Adelphia Employee must not create the impression that he or she is speaking on behalf of the Company, but rather expressing a personal opinion.

Business records and communications often become public through litigation, government investigations and the media.  Employees should avoid exaggeration, colorful language, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This rule applies to communications of all kinds, including e-mail and informal notes or memoranda.

This policy is not intended to infringe on any employee right protected under Section 7 of the National Labor Relations Act.

8.             Conflicts of Interest

Adelphia Employees must make business decisions and actions based on the best interests of the Company and its stakeholders, and must not be motivated by personal considerations or relationships.  An actual or apparent conflict of interest exists any time your loyalty to Adelphia is or appears to be influenced by an outside source.  For example, relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect Employees’ independent and sound judgments.  Actions that might involve a conflict of interest, or the appearance of one, must be disclosed in writing to the Corporate Governance Officer for prior review and approval.  When in doubt, it is best to disclose.  The disclosure of a particular situation that may be a conflict of interest does not mean that the Company will automatically deem it prohibited; each situation will be considered on an individual basis.

A complete definition of what constitutes a conflict of interest is difficult to create and not practical.  A good general rule is to assume that a potential conflict of interest exists any time an observer of your actions could question whether you are motivated solely by your responsibilities to Adelphia.  There are, however, some situations that will generally be considered a prohibited conflict of interest.  These situations occur when an Employee or any person having a close personal relationship with the Employee:

•              Obtains a significant financial or other interest in one of Adelphia’s suppliers, customers or competitors;

•              Engages in a personal or business transaction involving the Company for personal profit or gain;

•              Uses for his or her own benefit or allows any third party to use any proprietary or confidential information regarding the affairs of the Company;

•              Accepts money, loans or outside employment from any supplier, customer or competitor of the Company without prior written approval;

•              Accepts gifts or special treatment that may improperly influence or appear to influence an Employee’s decisions;

•              Personally benefits from any sale, loan or gift of Company property without obtaining prior written approval from the Corporate Governance Officer; or

•              Learns of a business opportunity through association with the Company and, without first offering it in writing to the Company, takes advantage of it him or herself or discloses it to a third party who could reasonably be expected to take advantage of it.

Persons having a close personal relationship with the Employee means the Employee’s spouse, parents, grandparents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, aunts, uncles, nephews and nieces and any person living in the same domicile with the Employee or any business associate of the Employee.

9.             Business with Governments

Adelphia does substantial business with federal, state and local governmental authorities.  When contracting or dealing with a governmental agency, special rules apply.  Violations of those rules can result in criminal and civil penalties.  The basic rules that you need to be aware of include:

•              Never seek or accept confidential bid information.

•              Never offer or provide gifts, gratuities or entertainment without prior written approval of the Corporate Governance Officer.

•              Do not provide meals without ensuring that doing so is legal under all applicable laws and regulations.

•              Do not make Company resources or facilities available to public officials or candidates for public office without prior written approval of the Corporate Governance Officer.

•              Comply fully with anti-kickback rules, including restrictions on gifts by those seeking business from the government and from government contractors.

•              Deliver goods and services as promised by conforming strictly to the contract’s quality, quantity and testing requirements.

•              Be clear, honest and accurate in every aspect of your involvement with the billing and pricing process.

•              Understand “most favored customer” pricing terms in government contracts and verify compliance.

•              Billing must always be accurate, complete and in full compliance with all rules and regulations, including time and cost allocations.

•              At all times be truthful and accurate in all representations and certifications.

•              Know your customer’s rules and procedures.

•              Do not engage in employment discussions with any current or former government employees without first receiving the prior written approval of the Corporate Governance Officer.

•              Familiarize yourself with all laws and regulations that govern your interactions with any government officials.

Specific prohibitions also apply to dealing with other businesses that have been suspended or disbarred by the government.  Contact the Legal Department or the Corporate Governance Officer if you have questions regarding doing business with the government.

10.          Commercial Bribery, Political Contributions and the FCPA

Adelphia prohibits commercial bribes, kickbacks and other similar payoffs and benefits paid to any suppliers, customers or any other person or entity.  Adelphia Employees shall not give or receive, directly or indirectly, anything of value (other than salary, wages or other ordinary compensation from or to the Company) with the understanding, express or tacit, that such action was intended to influence a discretionary decision or as a thank you for such discretionary decision.

This policy does not prohibit expenditures of reasonable amounts for meals and entertainment of suppliers and customers which are an ordinary and customary business expense, if they are otherwise lawful.  Expenditures of this type should be accurately recorded on expense reports and are subject to approval in accordance with standard Company procedures.

Employees are free to participate in the political affairs of their communities and country on an individual basis, on their own time and at their own expense.  However, Employees are prohibited from making or committing to make political contributions on behalf of the Company without prior written approval from the Corporate Governance Officer.  Further, Employees are prohibited from using or making available to any person any company assets or property for political purposes without prior written approval of the Corporate Governance Officer.

In addition, all Employees must be familiar with, and adhere to the requirements of, the Foreign Corrupt Practices Act (“FCPA”) and any other similar laws.  The FCPA, a United States statute, makes it illegal to get or keep business by making payments to foreign officials.  You are prohibited from giving or offering anything of value, directly or indirectly, to foreign government officials (including employees of government-owned businesses), political parties, party officials, candidates for office or officials of public international organizations to affect any governmental act or decision or to assist the Company in obtaining or retaining business or securing any improper advantage, regardless of whether those payments are lawful in the home country.  Failure to comply with the FCPA may result in substantial penalties for both the individual(s) involved and the Company.

Employees can contact Adelphia’s Legal Department or the Corporate Governance Officer for further assistance with understanding and complying with the policies referred to in this section.

11.          Competition and Fair Dealing

Adelphia is committed to compete honestly and ethically and in compliance with laws that foster competition in the marketplace.  It is Adelphia’s policy to adhere strictly to all applicable fair competition and antitrust laws.  Adelphia Employees must also never use any illegal or unethical methods to gather competitive information.  Possessing trade secret or proprietary information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited.

Under the Federal Trade Commission Act, “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” The prohibition broadly covers misrepresentations of all sorts that are made in connection with sales, whether orally or in writing, and a number of other types of unfair or deceptive acts or practices.  The range of practices prohibited covers anything the Federal Trade Commission finds to be unfair or deceptive and includes such activities as false or misleading advertising, bribery of employees of competitors or customers, unfair disparagement of a competitor’s products, and stealing trade secrets or customer lists.  This is not an exhaustive list, but is merely intended to indicate the broad reach of the statute.  Accordingly, comparisons of our products or services with the products or services of competitors should be accurate and should be made only where facts support the statements and conclusions drawn.

Antitrust is a blanket term for laws that protect the free enterprise system and promote open and fair competition.  Such laws exist at the state and federal level.  These laws deal with agreements and practices “in restraint of trade,” such as price fixing and boycotting suppliers or customers.  They also bar below-cost pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.  Adelphia Employees are prohibited from having discussions or reaching agreements with competitors, whether formal or informal, written or unwritten, which may inhibit free and open competition.  This includes discussions or agreements on prices or credit terms; submission of bids or offers; allocation of markets, orders, or customers; limits on production or distribution; or boycotts of suppliers or customers.

Violations of antitrust laws or unfair competition laws, whether deliberate or accidental, expose Adelphia and its Employees to serious civil and criminal penalties and lawsuits.  Fair competition and antitrust laws can be highly technical; therefore, Employees with specific antitrust and fair competition questions are encouraged to contact the Legal Department.

12.          Proper Use of Company Assets

Protecting Company assets against loss, theft and misuse is every Employee’s responsibility.  Adelphia’s equipment, vehicles, tools and supplies have been acquired solely for the purpose of conducting Company business. They may not be used for personal benefit, sold, loaned, given away, or disposed of without prior written authorization. Taking Company property from Company facilities without prior written permission is regarded as theft, and an Employee engaging in such action is subject to immediate dismissal and prosecution, if applicable.

Computer software and information loaded on an Employee’s computer is considered Company property.  Licensed software or documentation must be used in accordance with licensing agreements and should not be duplicated without prior written permission.  Employees are responsible for safeguarding any logins and passwords which provide access to Company networks.

Internet access and all Adelphia electronic communication systems, such as electronic mail and voice mail, are made available to Employees only to carry out the legitimate business of

Adelphia and incidental non-solicitational use. Adelphia systems are the property of Adelphia and all communications are subject to review by appropriate and authorized Company personnel at any time.  Users have no expectation of personal privacy in their use of Company communication systems or information sent to or from or stored in Company communication systems.

Use of Adelphia computer resources or communication systems for the following is prohibited: abusive or otherwise objectionable language; information which is illegal or obscene; messages which are likely to result in the loss of the recipient’s work or systems; messages which defame or libel others; use which interferes with the work of the Employee or others, including sexual or other harassment violative of applicable Equal Employment Opportunity laws and Company policies; and solicitation of other Employees for any unauthorized purpose.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with an Employee’s work duties, and it is not related to an illegal activity or to any outside business.  If there is a question whether it is permissible to use a Company asset for purposes other than business, an Employee must ask his or her supervisor for approval before such use.

If you become aware of the theft or misuse of Company assets, immediately report the matter to a supervisor or the Corporate Governance Officer.

13.          Privacy Issues

Adelphia maintains the confidentiality of employee information as required by federal, state and/or local law, including but not limited to, the Americans with Disabilities Act, the Family Medical Leave Act and the Health Insurance Portability Act.

Adelphia reserves the right to inspect, monitor or otherwise access at any time without notice any communication of any kind made via Company assets including but not limited to Company computers, telephones, cellular telephones and the Internet and the use of any Company infrastructure to access the Internet.  Additionally, to the extent permitted by law, any items brought on to Company property are subject to search.  Company property includes Company vehicles, buildings and parking areas or structures.

14.          Discrimination & Harassment

Non-Discrimination.  At Adelphia, Employees are hired, paid, assigned, disciplined or promoted based on qualifications, experience, contribution and performance.  Adelphia does not discriminate on the basis of race, color, religion, sex, age, national origin, ancestry, sexual orientation or other factors not related to a person’s ability to do a job.  Adelphia makes reasonable accommodations for the physical and mental disabilities of Employees.

Harassment.  All Adelphia Employees deserve to be treated with respect.  Degrading or humiliating jokes, slurs, intimidation or other harassing conduct toward others is never acceptable.  Employees are encouraged to speak out when a coworker’s conduct makes them uncomfortable and to report harassment when it occurs.  If you believe you are being harassed or have been treated in a discriminatory fashion, you have a responsibility to immediately alert a supervisor, a representative of the Company’s Human Resources Department or the Corporate Governance Officer.

Sexual Harassment.  Sexual advances or other inappropriate personal conduct are prohibited.  Sexual harassment may take many forms, from overt advances to demeaning comments, jokes, language and gestures. Sexual harassment may also occur when someone’s words, actions or behavior create a hostile work environment.  Employees are encouraged to report complaints of alleged sexual harassment and each report will be investigated by the Company.

Employees are required to cooperate fully in the Company’s investigation of any such complaints of discrimination or harassment.  Retaliation against anyone who lodges a complaint will not be tolerated. Employees who have any questions or concerns about the legality of an action are responsible for checking with a supervisor, the Legal Department or the Corporate Governance Officer.

15.          Anti-Nepotism Policy

It is in the Company’s best interest to avoid conflicts of interest between work-related and family-related obligations, to reduce favoritism or the appearance of favoritism and to prevent family conflicts from affecting the workplace.  As such, while Adelphia will receive employment applications from relatives of Employees, an Employee is not permitted to work in a position where his or her supervisor or supervisor’s supervisor is a relative.  A relative includes an Employee’s spouse, parents, grandparents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, aunts, uncles, nephews and nieces and any person living in the same domicile with the Employee.  Furthermore, the Company will not consider hiring a relative of an Employee under any of the following four circumstances:

•              if a relative would supervise or have disciplinary authority over another;

•              if a relative would audit the work of another;

•              if the interest of the relative and the Employee would be in conflict; or

•              if the Employee is an officer of the Company.

16.          Substance Abuse

Adelphia is dedicated to pursuing a substance abuse-free environment to improve the health and well-being of Employees and to enhance the Company’s ability to compete in the marketplace.  Adelphia has a separate formal policy and guidelines that are compassionate but firm, designed primarily to eliminate substance abuse, not the abuser. In addition to pre-

employment drug testing, Employees may be tested where they display aberrant behavior or there is a reasonable suspicion of drug or alcohol use, and, where permitted, on a universal random basis.

17.          Employee Loans

Adelphia expressly prohibits the extension of any loans or credit (other than travel and salary advances in the ordinary course of business to Employees other than directors or executive officers), directly or indirectly (e.g., guaranteed loans), including through subsidiaries, to any Employee without the prior written approval of the Board of Directors.

18.          Other Requirements Regarding Employee Conduct

Other requirements, policies and standards regarding Employee conduct are contained in the Adelphia Employee Handbook.  All Employees are expected to adhere to the requirements, policies and conduct standards contained in the Adelphia Employee Handbook.

19.          Supervisors’ Responsibilities

Those who supervise or manage other Employees have additional responsibilities under this Code to:

•      Set an ethical example;

•      Ensure that Employees who report to you have adequate knowledge and understanding of this Code and corporate policies and procedures;

•      Monitor compliance with this Code of the people you supervise;

•      Enforce this Code and corporate policies and procedures; and

•      Support Employees who in good faith raise questions or concerns about compliance with the law, this Code and corporate policies or procedures.

20.          Reporting of Illegal and Unethical Behavior

Adelphia expects all Employees promptly and confidentially to report any violations of the law or this Code to the Corporate Governance Officer.  If an Employee is unsure of  his/her responsibilities under this Code or has questions about whether a certain action may violate this Code, the Employee should seek advice from his/her supervisor or the Corporate Governance Officer.  Employees are expected to understand and abide by the principles presented in this Code.

As part of its commitment to honest and ethical conduct, Adelphia has established a Corporate Governance and Nominating Committee of the Board of Directors and named a Corporate Governance Officer.  This Committee oversees a vigorous corporate-wide effort to promote an honest, positive, ethical work environment for all Employees.  In addition, the Company has established a Vice President of Internal Audit position that reports directly to the Audit Committee of the Board of Directors and who works closely with the Corporate Governance Officer regarding violations of this Code or other illegal or unethical behavior.

Adelphia’s Corporate Governance Officer or his or her designee can provide confidential answers to any questions or concerns that cannot be readily addressed by an Employee’s supervisor.  Employees are urged to use this resource and encouraged to use one of the following confidential means of communication:

Call:        800-829-8550 — Hotline

Write:     Corporate Governance Officer

Adelphia Communications Corporation

5619 DTC Parkway

8th Floor

Greenwood Village, Colorado 80111

Fax:         303-268-6472

E-Mail:   corporate.ethics@adelphia.com

When you contact the Corporate Governance Officer or the Hotline:

•              You will be treated with dignity and respect.

•              Your communication will be protected to the greatest extent possible.

•              Your concerns will be seriously addressed and, if not resolved at the time you call, you will be informed of the outcome.

•              You need not identify yourself, although the Company will be able to address the issues more thoroughly with as much information as possible, which may be facilitated if you can be contacted for follow-up.

The Company will promptly investigate suspected violations of this Code.  Documentation of investigations will be kept strictly confidential unless disclosure is required by law or upon the decision of the Company in response to a governmental inquiry or investigation or other compelling basis. Employees who violate this Code are subject to disciplinary action, up to and including termination of employment.

All Employees are required to cooperate in the investigation.     In addition, the following conduct is prohibited:

•              Interfering with or obstructing an investigation;

•              Misrepresenting facts or failing to disclose facts during an investigation;

•              Attempting to discover the identity of anyone reporting violations or cooperating in an investigation;

•              Taking action against or threatening someone involved in an investigation, including witnesses; and

•              Investigating suspected violations of this Code without contacting the Corporate Governance Officer.

Adelphia will not permit retaliation of any kind against those who in good faith report possible violations of this Code or other illegal or unethical conduct. The Corporate Governance Officer or his or her designee will investigate complaints that allege acts or attempted acts of interference, reprisal, retaliation, threats, coercion or intimidation against Employees who disclose suspected improper or illegal acts.

 In addition, if an Adelphia Employee in a position of authority tries to stop an Employee from contacting the Corporate Governance Officer, such person will be subject to disciplinary action up to and including dismissal. A separate Whistleblower Policy has been adopted by the Company specifying additional procedures regarding how reports regarding violations of this Code or any other illegal or unethical conduct are handled and protections regarding retaliation. A copy of this policy has been provided to all Employees. Additional copies can be obtained from your supervisor, the Corporate Governance Officer or the Human Resources Department.

21.          At-Will Employment and No Third-Party Beneficiary

This Code is intended to govern the conduct of Employees. The issuance of this Code does not represent an employment contract and creates no contractual rights between Adelphia and Employees. Employment-at-will provisions remain applicable. It is not intended to, and shall not, create any rights in favor of any person other than the Company.

22.          Amendment and Waivers

This Code may be amended by the Company’s Board of Directors at any time and for any reason. Any waivers of this Code for executive officers or directors may be made only by Adelphia’s Board of Directors and will be disclosed to stockholders of Adelphia, along with the reasons for the waiver.